Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Friday, August 14, 2009
Blue Valley Ban Corp. Reports Second Quarter 2009 Results
Overland Park, Kansas, August 14, 2009 – Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced net income for the quarter ended June 30, 2009 was $206,000, compared to $24,000 for the quarter ended June 30, 2008. The fully-diluted loss per share was $0.02 for the three months ended June 30, 2009, from diluted earnings per share of $0.01 in the same period of 2008. Net loss for the six months ended June 30, 2009 was $7.9 million, or fully-diluted loss per share of $3.04, compared to net income of $654,000 or $0.27 per share for the same period in 2008.
“Although the economy in which we operate remains difficult, the Company reported an increase in net income during the second quarter. One item affecting net income for the second quarter was the special assessment by the FDIC on each FDIC-insured depository institution. The Company’s assessment included in non-interest expense was $362,000. Excluding this special assessment, net income would have been $437,000 for the three months ended June 30, 2009. The Company continues to have capital ratios in excess of the regulatory standards and good liquidity. We are working to improve the quality of our loan portfolio, expand our deposit funding base, and pursue opportunities to improve our net interest margin and increase our non-interest income for the remainder of 2009.” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
During the second quarter of 2009 net interest income decreased 28.09% to $4.5 million compared to $6.2 million for the same period in the prior year, primarily due to lower net interest margin resulting from a decrease in market rates by 400 basis points since December 2007 and a change in asset mix, specifically higher Federal funds sold and other short-term investment balances with lower yields. Another factor contributing to the decline in net interest income was an increase in the average balance of non-accrual loans, as compared to the same period in the prior year, due to the decline in the credit quality of the loan portfolio. There was no provision for loan losses recorded for the second quarter of 2009 compared to $2.4 million for the same period in 2008. The decline in provision was a result of a decrease in loans as a result of several larger loan payoffs and lower loan originations due to the current economic environment, and a decrease in non-performing loans since December 31, 2008.
Non-interest income increased $372,000, or 17.24%, for the three month period ended June 30, 2009, as compared to the same period in 2008. This increase in non-interest income was a result of an increase in other income by $643,000, or 129.38%, during the second quarter of 2009, as compared with the second quarter of 2008, due to the effect of recording the net fair value of certain mortgage loan-related commitments of $400,000 in accordance with FAS 133, Accounting for Derivative Instruments and Hedging Activities. In addition, the increase in other income was a result of gains realized on the sale of other real estate owned. This increase in non-interest income, as compared with the prior year period, was offset by a decrease of $224,000 in realized gains on available-for-sale securities as there were no securities sold during the second quarter of 2009 as compared to $11.0 million in the second quarter of 2008. The increase in non-interest income was also offset by a slight decrease in loans held for sale fee income by $44,000, or 7.31%. This decrease was primarily attributed to the adoption of FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment to FASB Statement No. 115, which resulted in a loss on mortgage loans held for sale of $321,000 for the three months ended June 30, 2009. The $321,000 market value adjustment was offset by an increase in loans held for sale fee income due to an increase in mortgage loans held for sale originations and refinancing experienced as a result of a decrease in market rates on mortgage loans during the first and second quarter of 2009.
Non-interest expense increased $760,000, or 12.82%, to $6.7 million during the three month period ended June 30, 2009 compared to $5.9 million in the prior year period. The increase in non-interest expense was attributed to an increase in expenses related to foreclosed assets held for sale as a result of an increase in the number of foreclosed properties currently held for sale. These expenses include insurance, appraisals, utilities, real estate property taxes, legal, repairs and maintenance, and associated loss on sale. The increase was also a result of a special assessment by the Federal Deposit Insurance Corporation (FDIC) to rebuild the Deposit Insurance Fund and help maintain public confidence in the banking system. FDIC imposed a five basis point special assessment on each FDIC-insured depository institution’s assets less its Tier 1 capital as of June 30, 2009, to be collected on September 30, 2009. The Company recorded an expense for the FDIC special assessment of $362,000. Excluding this assessment, the Company would have had net income for the three months ended June 30, 2009 of $437,000. The increase in non-interest expense was partially offset by a decrease in net occupancy expense of $69,000, or 9.01%, due to the termination of a small loan production office lease in May of 2008 and lower repairs and maintenance expense.
For the six month period ended June 30, 2009, net interest income decreased 22.19% to $9.5 million compared to $12.2 million for the same period in 2008, due to a decrease in market rates during 2008 and a change in asset mix, specifically higher Federal funds sold and other short-term investment balances with lower yields. Another factor contributing to the decline was an increase in the average balance of non-accrual loans as compared to the same period in 2008, due to a decline in the credit quality of the loan portfolio. The provision for loan losses for the six months ended June 30, 2009 was $12.9 million compared to $3.3 million in the same period in 2008. The increase in provision was a result of the Company refining the allowance for loan loss methodology during the first quarter of 2009 to better reflect the inherent losses in the loan portfolio as a result of the weakened economic conditions and to increase the general reserves on our performing loans to reflect the impact of the economic conditions.
Non-interest income increased $376,000, or 8.70%, for the six months ended June 30, 2009. The increase in non-interest income was attributed to an increase in other income due to the effect of recording the net fair value of certain mortgage loan-related commitments of $400,000 in accordance with FAS 133, Accounting for Derivative Instruments and Hedging Activities. In addition, the increase in other income was a result of gains realized on the sale of other real estate owned. This increase in non-interest income, as compared with the prior year period, was offset by a decrease of $356,000 in realized gains on available-for-sale securities. The decrease was the result of the Company selling $11.0 million in available-for-sale securities in 2009 compared to $23.0 million in securities sold during the same period in 2008, as well as the market providing slightly higher gains in 2008 as compared to 2009.
Non-interest expense increased $1.6 million, or 13.26%, for the six months ended June 30, 2009. The increase was primarily due to an increase in other operating expenses of $2.3 million, or 58.78%, during the six months ended June 30, 2009, as compared to the same period in 2008. Other operating expenses have increased as a result of an increase in expenses related to foreclosed assets held for sale due to an increase in the number of properties foreclosed on and held for sale. Expenses related to foreclosed assets held for sale include insurance, appraisals, utilities, real estate property taxes, legal, repairs and maintenance, and associated loss on sale. The Company also recorded a $918,000 provision for other real estate in the first quarter of 2009 as a result of the continued decline in the real estate market and real estate values. In addition, the increase was as result of a special assessment by the FDIC on each FDIC-insured depository institution’s assets less its Tier 1 capital as of June 30, 2009, to be collected on September 30, 2009. The Company recorded an expense for the FDIC special assessment of $362,000. These increases were offset by a decrease in salaries and employee benefits expenses by $497,000, or 7.48%. As of June 30, 2009, there were 189 full-time equivalents compared to 210 full-time equivalents as June 30, 2008. In addition, the decrease in salaries and employee benefits was a result of the Company not accruing for a potential profit sharing contribution as of June 30, 2009, as compared with $225,000 that had been recorded for the six months ended June 30, 2008.
Total assets, loans and deposits at June 30, 2009 were $811.3 million, $604.3 million and $616.5 million, respectively, compared to $805.1 million, $638.6 million and $573.4 million one year earlier, respectively, increases of 0.77% and 7.53% for assets and deposits, respectively, and a decrease of 5.37% for loans. As of June 30, 2009, the Company’s subsidiary, Bank of Blue Valley, remained well capitalized by regulatory standards.

About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or the negative of these terms or other comparable terminology. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; inability to maintain or increase deposit base and secure adequate funding; a continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation to which the Company may become a party; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
BLUE VALLEY BAN CORP.
SECOND QUARTER 2009
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(unaudited)

	2009	2008
Three Months Ended June 30
Net interest income	$4,481	$6,231
Provision for loan losses	—	2,410
Non-interest income	2,530	2,158
Non-interest expense	6,687	5,927
Net income	206	24
Net income (loss) available to common shareholder	(65)	24
Net income per share — Basic	(0.02)	0.01
Net income per share — Diluted	(0.02)	0.01
Return on average assets	0.10%	0.01%
Return on average equity	(.57)%	0.16%

Six Months Ended June 30
Net interest income	$9,470	$12,170
Provision for loan losses	12,925	3,310
Non-interest income	4,700	4,324
Non-interest expense	13,746	12,137
Net income	(7,899)	654
Net income (loss) available to common shareholder	(8,382)	654
Net income per share — Basic	(3.04)	0.27
Net income per share — Diluted	(3.04)	0.27
Return on average assets	(1.92)%	0.17%
Return on average equity	(33.29)%	2.21%

At June 30
Assets	$811,333	$805,123
Loans	604,326	638,589
Deposits	616,549	573,388
Stockholders’ Equity	67,858	59,623